UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUINTILES TRANSNATIONAL HOLDINGS INC.

(Exact name of registrant as specified in its charter)

North Carolina	27-1341991
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4820 Emperor Blvd. Durham, North Carolina	27703
(Address of Principal Executive Offices)	(Zip Code)

Quintiles Transnational Holdings Inc. Employee Stock Purchase Plan

(Full title of the Plan)

James H. Erlinger III

Executive Vice President, General Counsel and Secretary

Quintiles Transnational Holdings Inc.

4820 Emperor Blvd.

Durham, North Carolina 27703

(919) 998-2000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Gerald Roach, Esq.	Kevin K. Gordon
Amy M. Batten, Esq.	Executive Vice President and Chief Financial Officer
Smith, Anderson, Blount, Dorsett,	Quintiles Transnational Holdings Inc.
Mitchell & Jernigan, L.L.P.	4820 Emperor Blvd.
150 Fayetteville Street, Suite 2300	Durham, North Carolina 27703
Raleigh, North Carolina 27601	(919) 998-2000
(919) 821-1220

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	2,500,000(2)	$46.34(3)	$115,850,000(3)	$14,921.48

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	The amount to be registered represents securities that may be issued under the Quintiles Transnational Holdings Inc. Employee Stock Purchase Plan.
(3)	Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the applicable registration fee. The proposed maximum offering price per share represents the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on December 27, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 is being filed by Quintiles Transnational Holdings Inc. (the “Registrant”) to register common stock of the Registrant issuable under the Quintiles Transnational Holdings Inc. Employee Stock Purchase Plan (the “Plan”). As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The document or documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b) under the Securities Act. No such document is being filed with the Commission as part of this Registration Statement or a prospectus or prospectus supplement pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Prospectus, filed on May 9, 2013 pursuant to Rule 424(b) of the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-186708);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 14, 2013;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed on August 1, 2013;

(d)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed on October 31, 2013;

(e)	The Registrant’s Current Reports on Form 8-K filed on May 15, 2013, October 31, 2013, October 31, 2013, November 26, 2013, December 17, 2013 and December 20, 2013; and

(f)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A, filed on May 2, 2013 (File No. 001-35907), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all other amendments and reports filed for the purpose of updating such description.

In addition, all documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including without limitation the certifications required by Rule 13a-14(b) or Rule 15d-14(b) under the Exchange Act, any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K and certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act (the “NCBCA”) permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee (1) conducted himself in good faith, (2) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director, officer, employee or agent has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director, officer, employee or agent under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the person was adjudged liable to the corporation or in connection with a proceeding in which a person was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the NCBCA permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney’s fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.

Further, Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification.

Finally, Section 55-8-57 of the NCBCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the NCBCA to indemnify such party.

As permitted by the NCBCA, the Registrant’s second amended and restated articles of incorporation limit the personal liability of directors for monetary damages for breaches of duty as a director provided that such limitation will not apply to (1) acts or omissions not made in good faith that the director at the time of the breach knew or believed were in conflict with our best interests, (2) any liability for unlawful distributions under Section 55-8-33 of the NCBCA, (3) any transaction from which the director derived an improper personal benefit, or (4) acts or omissions occurring prior to the date the provision became effective. The term “improper personal benefit” does not include a director’s reasonable compensation or other reasonable incidental benefit for or on account of his or her services as one of the Registrant’s directors, officers, employees, independent contractors, attorneys or consultants. In the event that North Carolina law is amended to permit further limitation or elimination of the personal liability of a director, the personal liability of the Registrant’s directors will be limited or eliminated to the fullest extent permitted by the applicable law.

The Registrant’s second amended and restated bylaws require it to indemnify its directors and officers, and permit it to indemnify its employees and agents, to the fullest extent permitted under the NCBCA. Accordingly, it is permitted to indemnify its directors, officers, employees and agents in accordance with either the statutory or the non-statutory standards. From time to time, the Registrant may enter into indemnification agreements with certain of our directors, officers, employees and agents. The Registrant has entered into indemnification agreements with certain of its directors that provide these directors additional contractual rights and procedural protections with respect to indemnification against liabilities and advancement of expenses.

The Registrant’s second amended and restated bylaws and indemnification agreements also expressly obligate the Registrant to advance certain expenses (including attorneys’ fees) to its directors and officers and permit it to advance expenses to its employees and agents.

The Registrant currently maintains directors’ and officers’ insurance policies covering its directors and officers, as permitted in its second amended and restated bylaws and required under its indemnification agreements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The list of exhibits filed as part of this registration statement on Form S-8 is set forth in the Exhibit Index immediately preceding the exhibits hereto and is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Durham, State of North Carolina, on January 6, 2014.

QUINTILES TRANSNATIONAL HOLDINGS INC.

By:	/s/ Thomas H. Pike
Thomas H. Pike
Chief Executive Officer and Director

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Thomas H. Pike and Kevin K. Gordon, and each of them, any of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Thomas H. Pike	Chief Executive Officer and Director	January 6, 2014
Thomas H. Pike	(Principal Executive Officer)

/s/ Kevin K. Gordon	Executive Vice President and Chief Financial Officer	January 6, 2014
Kevin K. Gordon	(Principal Financial Officer)

/s/ Charles E. Williams	Senior Vice President, Corporate Controller	January 6, 2014
Charles E. Williams	(Principal Accounting Officer)

/s/ Dennis B. Gillings, CBE	Director	January 6, 2014
Dennis B. Gillings, CBE

/s/ Fred E. Cohen	Director	January 6, 2014
Fred E. Cohen

/s/ John P. Connaughton	Director	January 6, 2014
John P. Connaughton

/s/ Jonathan J. Coslet	Director	January 6, 2014
Jonathan J. Coslet

/s/ Michael J. Evanisko	Director	January 6, 2014
Michael J. Evanisko

/s/ Mireille G. Gillings	Director	January 6, 2014
Mireille G. Gillings

/s/ Christopher R. Gordon	Director	January 6, 2014
Christopher R. Gordon

/s/ Jack M. Greenberg	Director	January 6, 2014
Jack M. Greenberg

/s/ Richard Relyea	Director	January 6, 2014
Richard Relyea

/s/ Leonard D. Schaeffer	Director	January 6, 2014
Leonard D. Schaeffer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

10.1	Quintiles Transnational Holdings Inc. Employee Stock Purchase Plan.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (included in Exhibit 5.1).

24.1	Power of attorney (contained on signature page).